Exhibit (a)(1)(E)

Offer to Purchase for Cash
by Centrus Energy Corp.
of
All Outstanding shares of its
Series B Senior Preferred Stock
At a Purchase Price of $1,145.20 per share
and

Consent Solicitation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 18, 2021, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 20, 2021

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 20, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with (i) the offer by Centrus Energy Corp., a Delaware corporation (“Centrus”), to purchase all of its outstanding Series B Senior Preferred Stock, $1.00 par value per share (the “Series B Preferred Shares”), for a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $1,145.20 in cash, less any applicable withholding taxes, and (ii) the solicitation of consents (the “Consent Solicitation”) from holders of the Series B Preferred Shares to amend (the “Series B Preferred Amendment”) the certificate of designation of the Series B Preferred Shares (the “Certificate of Designation”) from and after the effective date of the Series B Preferred Amendment to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit Centrus to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of Centrus, which includes all shares of Centrus’ capital stock defined as “Common Stock” in Centrus’ Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of Centrus ranking on parity with the Series B Preferred Shares, in each case, upon the terms and subject to the conditions of the Offer. If the Series B Preferred Amendment is approved, Centrus currently intends to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer at the reduced redemption price referred to in clause (ii) above. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,347.29 as of September 30, 2021. Under no circumstances, will Centrus pay interest as part of the consideration for the Offer, including, but not limited to, by reason of any delay in making payment. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal and Consent.

Only Series B Preferred Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased in the Offer at the Purchase Price, upon the terms and subject to the conditions of the Offer described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Series B Preferred Shares, regardless of any delay in making such payment. All Series B Preferred Shares acquired in the Offer will be acquired at the Purchase Price. Centrus reserves the right, in its sole discretion, to change the Purchase Price per share of Series B Preferred Shares and to decrease the aggregate amount of Series B Preferred Shares sought in the Offer, subject to applicable law.

The undersigned understands that the undersigned may not consent to the Series B Preferred Amendment without tendering the corresponding Series B Preferred Shares in the Offer, and that the undersigned may not tender Series B Preferred Shares without consenting to the Series B Preferred Amendment with respect to such corresponding Series B Preferred Shares.

Centrus reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in the section of the Offer to Purchase entitled “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation,” or to amend the Offer in any respect, subject to applicable law.

The tender offer is not conditioned on the receipt of financing or any minimum number of Series B Preferred Shares being tendered. The Consent Solicitation is, however, subject to certain other conditions. The adoption of the Series B Preferred Amendment is conditioned on receipt of the affirmative consent of holders of at least 90% of the outstanding Series B Preferred Shares, as well as the other conditions to which the tender offer is also subject. See the sections of the Offer to Purchase entitled “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation” and “The Offer and Consent Solicitation—Acceptance of Series B Preferred Shares and Payment of Cash,” respectively.

We are the owner of record of Series B Preferred Shares held for your account. As such, we are the only ones who can tender your Series B Preferred Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND CONSENT FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES OF SERIES B SENIOR PREFERRED STOCK WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Series B Preferred Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Series B Preferred Shares at a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $1,145.20 per share of Series B Preferred Shares, as indicated in the attached Instruction Form, to you in cash, less any applicable withholding taxes.

2.	The Offer and withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on November 18, 2021, or such later time and date to which Centrus may extend.

3.	In accordance with the terms of the Offer as set forth in the Offer to Purchase and the related Letter of Transmittal and Consent, Series B Preferred Holders who tender Series B Preferred Shares in the Offer will automatically be deemed, without any further action, to have given their affirmative consent to approval of the Series B Preferred Amendment (effective upon Centrus’ acceptance of the tendered Series B Preferred Shares).

4.	Tendering stockholders who are tendering Series B Preferred Shares held in their name or who tender their Series B Preferred Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees, except as set forth in the Offer to Purchase and the related Letter of Transmittal and Consent, or stock transfer taxes on Centrus’ purchase of Series B Preferred Shares under the Offer.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 18, 2021, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND.

If you wish to have us tender any or all of your Series B Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Series B Preferred Shares, we will tender all such Series B Preferred Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and Consent and is being made to all record holders of Series B Preferred Shares of Centrus. We are not making the Offer to stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 20, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the (i) offer by Centrus Energy Corp., a Delaware corporation (“Centrus”), to purchase for cash all of its outstanding Series B Senior Preferred Stock, $1.00 par value per share (the “Series B Preferred Shares”), for a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $1,145.20 in cash, less any applicable withholding taxes, and (ii) solicitation of consents (the “Consent Solicitation”) from holders of the Series B Preferred Shares to amend (the “Series B Preferred Amendment”) the certificate of designation of the Series B Preferred Shares (the “Certificate of Designation”), which governs all of the Series B Preferred Shares to (a) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (b) permit Centrus to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (c) remove the prohibition on the declaration and payment of dividends on junior stock of Centrus, which includes all shares of Centrus’ capital stock defined as “Common Stock” in Centrus’ Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (d) remove the restriction on redemption, purchase or acquisition of capital stock of Centrus ranking on parity with the Series B Preferred Shares, in each case, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Centrus the number of Series B Preferred Shares indicated below or, if no number is specified, all Series B Preferred Shares you hold for the account of the undersigned, at the price per Series B Preferred Share indicated above, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares of Series B Senior Preferred Stock To Be Tendered

By You For The Account Of The Undersigned:                      Shares of Series B Senior Preferred Stock.

The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Centrus’ Board of Directors has authorized Centrus to make the Offer. However, none of Centrus, any of the members of its Board of Directors, the Depositary or the Information Agent makes any recommendation to stockholders as to whether they should tender or refrain from tendering any or all shares of their Series B Senior Preferred Stock and consent to the Series B Preferred Amendment in the Consent Solicitation. None of Centrus, nor any of the members of its Board of Directors or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender any or all shares of Series B Senior Preferred Stock and consent to the Series B Preferred Amendment and, if so, how many shares of Series B Senior Preferred Stock to tender.

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